Exhibit (m)(A)(1)

SCHEDULE A

to the Pacific Select Fund Class D Distribution and Service Plan

(Between Pacific Select Fund and Pacific Select Distributors, LLC)

Funds – Class D Shares Only

Asset Allocation Funds:

PSF DFA Balanced Allocation Portfolio

Effective: June 30, 2016

Agreed to and Accepted by:

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP and Assistant Secretary

PACIFIC SELECT DISTRIBUTORS, LLC

By: /s/ Gregory L. Keeling	By: /s/ Jane M. Guon
Name: Gregory L. Keeling	Name: Jane M. Guon
Title: VP and Chief Financial Officer	Title: Secretary

A-1